Exhibit 23.2

KPMG Auditores Consultores Ltda. Av. Isidora Goyenechea 3520, Piso 2 Las Condes, Santiago, Chile	Teléfono +56 (2) 2798 1000 Fax +56 (2) 2798 1001 www.kpmg.cl

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Enel Generación Chile S.A. (Enel Generación Chile) Formerly Named Empresa Nacional de Electricidad S.A. (Endesa-Chile):

We consent to the use of our reports dated April 27, 2017, with respect to the consolidated statements of financial position of Enel Generación Chile and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which appears in the 2016 annual report on Form 20-F of Enel Generación Chile and is incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG
KPMG Auditores Consultores Ltda. Santiago, Chile October 26, 2017

KPMG Auditores Consultores Ltda, a Chilean limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. All rights reserved.